CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated January 25, 2016, accompanying the financial statements of GNMA Income Portfolio, Series 10 (included in Van Kampen Unit Trusts, Taxable Income Series 357) as of September 30, 2015, and for each of the three years in the period ended September 30, 2015 and the financial highlights for the period from October 19, 2011 (Initial Date of Deposit) through September 30, 2012 and for each of the three years in the period ended September 30, 2015, contained in this Post-Effective Amendment No. 4 to Form S-6 (File No. 333-175957) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
January 25, 2016